EXHIBIT 21.1 - SUBSIDIARIES OF THE COMPANY

		State or Jurisdiction
	% of Voting Securities	Under the Law of
Name	Owned	Which Organized
Subsidiaries of National Processing, Inc.

National Processing Company, LLC.	100	Ohio
NPC International S.A. de C.V.	99.6	Mexico
Caribbean Data Services, Ltd.	100	Delaware
JBH Travel Audit Inc.	100	Colorado
National Processing Services, Incorporated	100	Ohio
NPC Alliance, Inc.	100	Delaware
ABN AMRO Merchant Services, LLC	70	Delaware
Best Payment Solutions, Inc.	100	Illinois